Filed pursuant to Rule No. 424(b)(3)
                                                      File Number 333-64930


                        PROSPECTUS SUPPLEMENT NO. 9

                             FOOT LOCKER, INC.
                                $150,000,000
               5.50% Convertible Subordinated Notes due 2008
      and shares of common stock issuable upon conversion of the notes


         This prospectus supplement supplements the prospectus dated August 1, 2001 of Venator Group, Inc. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $150,000,000 principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. The prospectus refers to us as Venator Group, Inc., however, effective November 1, 2001, we changed our name from Venator Group, Inc., to Foot Locker, Inc.

         You should read this prospectus supplement in conjunction with the prospectus and prior prospectus supplements, and this prospectus supplement is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or any supplements thereto.

         The table of selling securityholders contained in the prospectus is hereby modified as follows.


                                                                           NUMBER OF SHARES
                                   AGGREGATE PRINCIPAL   PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                   AMOUNT AT MATURITY        NOTES             THAT MAY      SHARES OF COMMON
                                        OF NOTES           OUTSTANDING           BE SOLD           STOCK
NAME                                THAT MAY BE SOLD                           (1)(3)         OUTSTANDING (2)
----                               -------------------   -------------     ----------------  ----------------
Chilton International, L.P. (3)        $5,200,854            3.467%            329,042               *
Chilton Investment Partners,
  L.P. (3)                             $1,560,353            1.040%             98,719               *
Chilton QP Investment Partners,
  L.P. (3)                             $1,238,793              *                78,374               *
JP Morgan Securities Inc.              $2,500,000            1.667%            158,167               *
RAM Trading Ltd.                       $2,000,000            1.333%            126,534               *

*  Less than one percent (1%).

(1) Assumes conversion of all of the holder's notes at a conversion rate of 63.2671 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes - Conversion of the Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 139,471,607 shares of common stock outstanding as of June 2, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.
(3) The prospectus dated August 1, 2001 listed Chilton International, L.P. with $8,126,334 in notes, Chilton Investment Partners, L.P. with $2,438,052 in notes and Chilton QP Investment Partners, L.P. with $1,935,614 in notes. Those amounts did not reflect subsequent transfers to JP Morgan Securities Inc. and RAM Trading Ltd. As of the date of this prospectus supplement, Chilton International, L.P., Chilton Investment Partners, L.P. and Chilton QP Investment Partners, L.P. do not hold any beneficial or record interest in the notes.

         Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 7 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is June 7, 2002.